News Release	Exhibit 99.1 For immediate release Page 1 of 7
Zix Corporation Announces Second Quarter 2005 Financial Results

DALLAS — Aug 4, 2005 — Zix Corporation (ZixCorp®), (Nasdaq: ZIXI), a global provider of secure e-messaging, e-prescribing, and e-transaction applications and services, today announced financial results for the second quarter ended June 30, 2005. ZixCorp recorded second quarter revenues of $3.45 million. ZixCorp recorded a second quarter 2005 net loss of $8.92 million, or $0.28 per share, compared with a net loss of $9.88 million, or $0.31 per share, in the corresponding 2004 quarter. As of June 30, 2005, the company’s cash, cash equivalents, and marketable securities balances approximated $18.1 million, including restricted cash of $10.4 million.

“ZixCorp continues to deliver results,” said Rick Spurr, chief executive officer of ZixCorp. “We exceeded guidance in every category, posted another record quarter in eSecure orders, achieved operating level cash flow breakeven for the eSecure business ahead of schedule, signed a contract with Aetna to sponsor an e-prescribing program, and are close to signing an agreement with another significant payor. We also expanded our addressable markets and product capabilities through agreements with targeted industry leaders.

“Strategic business decisions, our results-oriented culture, and our proven technology have enabled us to take the lead in two exciting, high-growth segments: secure e-messaging and e-prescribing. And with first-mover advantage and our strong reputation for quality and dependability, the company is well positioned to sustain this leadership.”

Business Highlights
•	The company received record new eSecure orders of $5.33 million for the quarter, which represents a more than 20 percent compounded quarterly growth rate over the last four quarters. ZixCorp ended the quarter with an order backlog of $25.9 million.

•	Momentum continues to build for e-prescribing with a signed contract for a pilot program from Aetna and a Letter of Engagement from another prominent payor. With a growing number of the largest and most recognized healthcare organizations working with ZixCorp, the company’s model for achieving broad adoption and utilization is being validated.

•	Progress with the eRx Collaborative in Massachusetts continued, with 615 prescribers signed by ZixCorp to use PocketScript® e-prescribing. During the second quarter, 522 prescribers were deployed and more than 616,800 e-scripts were transmitted.
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Zix Corporation Announces Second Quarter 2005 Financial Results
•	ZixCorp announced the availability of PocketScript 5.52, which supports direct computer connectivity to transmit prescriptions electronically to pharmacies via the SureScripts Electronic Prescribing Network, enhances alternative formulary messaging, and provides additional logging/reporting functions.

•	ZixCorp has formed strategic alliances with MedAptus and eClinicalWorks. PocketScript now interfaces with MedAptus’ charge capture system and will also interface with eClinicalWorks’ electronic medical record (EMR) and practice management systems (PMS). As the healthcare technology market evolves, integration of ZixCorp solutions with other systems and applications used in physicians’ offices has become increasingly important.

•	ZixCorp successfully achieved operating level cash flow breakeven in its eSecure business one quarter earlier than predicted due to cash receipts in the quarter exceeding the company’s estimates of costs specifically related to the eSecure business.

•	eSecure new first year orders increased 28 percent over first quarter levels, as the company continued to strengthen its leadership position in the email encryption market. The financial services segment continues to gain momentum, with 15 new customers added during the second quarter, including significant contracts with Commerce Bank in Missouri and Northwestern Mutual. ZixCorp also added 31 new healthcare organizations to its network of users, including Thomas Jefferson University hospitals and the Bronson Healthcare Group.

•	ZixCorp’s eSecure services were selected as a proven option for the members of the Conference of State Bank Supervisors. This association interacts with over 6,300 financial institutions throughout all 50 states and U.S. territories. Its approval of the ZixCorp solution demonstrates the growing importance of secure email within the financial community.

•	With ZixCorp continuing to grow in its primary vertical markets — healthcare and financial services — the company has added expertise and vision from veteran industry leaders Charles N. “Chip” Kahn III and Paul E. Schlosberg, who joined ZixCorp’s board of directors in June. Kahn is president of the Federation of American Hospitals, the national advocacy organization for investor-owned hospitals and health systems, and has extensive health policy and policy-making experience. Schlosberg, with nearly 30 years of experience in investment banking, is currently the founder, chairman, and CEO of INCA Group LLC, a newly formed entity facilitating corporate restructuring, merger, acquisition, and capital funding activities for both public and private enterprises.
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Zix Corporation Announces Second Quarter 2005 Financial Results
•	Increased activity from secure e-messaging customers and the accelerated ramp of e-prescribing deployments enabled the ZixData Center™ to process over 291 million transactions in the second quarter, an increase of 14 percent when compared with 255 million transactions in the first quarter of 2005. e-Prescribing transactions (electronic scripts) increased to more than 610,000, for a 20 percent increase over first quarter levels.
Financial Highlights for the Quarter
Revenues: Revenues in second quarter 2005 were $3.45 million. Although essentially flat with those reported in the first quarter 2005, the company sold its Inspector product line on March 11, 2005, and when normalized to remove Inspector revenue in prior periods, second quarter revenue increased by $1.0 million over the prior-year quarter and by $494,000 over the first quarter.
Proforma Revenue Comparison
(expressed in $ millions)

			$ Change		$ Change
	Q2 05	Q1 05	Q1 05 to Q2 05	Q2 04	Q2 04 to Q2 05
Total revenue	3.449	3.583	(0.134)	3.521	(0.072)
Inspector products revenue	0.009	0.637	(0.628)	1.087	(1.078)
Normalized revenue	3.440	2.946	0.494	2.434	1.006
% Change versus Q2 05			17% Increase quarter on quarter		41% Increase year on year
The normalized 17 percent quarter-on-quarter increase and the 41 percent year-on-year increase are mostly attributed to growth in the eSecure subscription base. Second quarter revenue exceeded company guidance of $3.0 to 3.3 million, due primarily to sales of eSecure solutions early in the quarter that led to increased in-quarter revenue recognition from new orders, and several key systems installations of the Dr. Chart® product.
Costs: In the second quarter, ZixCorp’s operating costs totaled $11.6 million (excluding infrequent gains or losses and interest income or expense), compared with $13.4 million in both the second quarter 2004 and the first quarter of 2005. The $1.8 million decrease reflects various cost-cutting initiatives undertaken by the company in late 2004 and early 2005, as well as the sale of the Inspector product lines.
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Zix Corporation Announces Second Quarter 2005 Financial Results

Cash Utilization: The company’s cash and marketable securities balance (both restricted and non-restricted) declined by $5.8 million, from $23.9 million at the end of the first quarter 2005 to $18.1 million at the end of the second quarter. This was higher than the company’s previous guidance of $17.3 to $17.5 million. Net cash used by operating activities totaled $5.8 million, compared with $7.4 million in the first quarter of 2005. In the second quarter, the company collected a total of $5.1 million in cash receipts (excluding a $500,000 scheduled payment from Cyberguard associated with the Inspector sale), compared with $4.1 million in cash collected during the first quarter. The cash receipts increase of $1.0 million resulted from a $1.7 million increase in eSecure business due to strong new order input, earlier in-quarter sales, and strong renewals from existing customers. The gains in eSecure were partially offset by a decline of $500,000 in cash receipts resulting from the sale of the Inspector product line late in the first quarter. Net cash outlays approximated $11.0 million in the most recent quarter, compared with $12.2 million in the first quarter, for an improvement of $1.2 million due primarily to various cost-cutting initiatives.

Corporate Governance: ZixCorp announced, in accordance with Nasdaq Marketplace Rule 4350, that the company recently awarded 236,660 stock options to 26 newly hired employees for a variety of positions throughout the company. Exercise prices ranged from $3.02 to $3.87 per share, with a weighted average price of $3.18. Approximately one-third of the options vest on the first anniversary of the grant, with the balance vesting on a pro rata basis over the next eight quarters.

About Zix Corporation

Zix Corporation (ZixCorp®) provides easy-to-use-and-deploy e-communication services that protect, manage, and deliver sensitive information to enterprises and consumers in healthcare, finance, insurance, and government. ZixCorp’s eSecure services enable policy-driven email encryption, content filtering, and send-to-anyone capability while its eHealth services improve patient care, reduce costs, and improve efficiency through e-prescribing and e-lab solutions. For more information, visit www.zixcorp.com.

ZixCorp Contacts:

Public Relations: Christa Osswald (214) 370-2175, publicrelations@zixcorp.com Investor Relations: Peter Wilensky (214) 515-7357, invest@zixcorp.com

Safe Harbor Statement for ZixCorp

The following is a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained in this release are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the company’s continued operating losses and substantial utilization of cash resources; the company’s ability to achieve broad market acceptance for the company’s products and services, including the electronic prescribing services offered by its PocketScript, Inc. subsidiary; reliance on establishing and maintaining strategic relationships to gain customers and grow revenues; the expected increase in competition in the e-messaging protection and electronic prescription businesses; and the company’s ability to successfully and timely introduce new e-messaging protection and electronic prescription products and services or related products and services and implement technological changes. Further details on such risks and uncertainties may be found in the company’s public filings with the SEC.
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ZIX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$7,673,000	$3,856,000
Marketable securities	—	16,000,000
Accounts receivable, net	327,000	561,000
Notes receivable, net	971,000	—
Prepaid and other current assets	1,217,000	1,950,000

Total current assets	10,188,000	22,367,000

Restricted cash	10,412,000	10,374,000
Property and equipment, net	4,686,000	5,024,000
Intangible assets, net	1,601,000	3,832,000
Goodwill	6,958,000	9,119,000
Deferred financing costs and other assets	1,134,000	1,526,000

	$34,979,000	$52,242,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$692,000	$1,234,000
Accrued expenses	4,476,000	4,709,000
Deferred revenue	6,988,000	6,372,000
Customer deposits	1,008,000	968,000
Capital lease obligations	249,000	130,000
Short-term note payable	112,000	193,000
Convertible promissory notes payable	7,357,000	3,848,000

Total current liabilities	20,882,000	17,454,000

Long-term liabilities:
Deferred revenue	1,389,000	1,731,000
Customer deposit	2,000,000	3,000,000
Convertible promissory notes payable	9,351,000	13,347,000
Promissory notes payable	2,027,000	1,840,000
Capital lease obligations and other	299,000	105,000

Total long-term liabilities	15,066,000	20,023,000

	35,948,000	37,477,000

Stockholders’ equity (deficiency):
Common stock	348,000	346,000
Additional paid-in capital	272,157,000	269,406,000
Treasury stock, at cost	(11,507,000)	(11,507,000)
Accumulated deficit	(261,967,000)	(243,480,000)

Total stockholders’ equity (deficiency)	(969,000)	14,765,000

	$34,979,000	$52,242,000

ZIX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues:
Services	$3,199,000	$2,786,000	$6,497,000	$5,273,000
Hardware	241,000	293,000	426,000	322,000
Software	9,000	442,000	109,000	769,000

Total revenues	3,449,000	3,521,000	7,032,000	6,364,000

Costs and expenses:
Cost of revenues	3,508,000	3,704,000	7,399,000	6,878,000
Research and development expenses	1,535,000	2,311,000	3,510,000	5,156,000
Selling, general and administrative expenses	6,559,000	7,349,000	14,061,000	15,155,000
Customer deposit forfeiture	(960,000)	—	(960,000)	—
Gain of sale of product lines	—	—	(950,000)	—

Total costs and expenses	10,642,000	13,364,000	23,060,000	27,189,000

Operating loss	(7,193,000)	(9,843,000)	(16,028,000)	(20,825,000)

Other (expense) income:
Investment and other income	143,000	79,000	286,000	137,000
Interest expense	(1,996,000)	(85,000)	(2,826,000)	(140,000)
Recovery of previously impaired investment	—	—	—	70,000

Total other (expense) income	(1,853,000)	(6,000)	(2,540,000)	67,000

Loss before income taxes	(9,046,000)	(9,849,000)	(18,568,000)	(20,758,000)
Income taxes	131,000	(27,000)	81,000	(56,000)

Net loss	$(8,915,000)	$(9,876,000)	$(18,487,000)	$(20,814,000)

Basic and diluted loss per common share	$(0.28)	$(0.31)	$(0.57)	$(0.67)

Weighted average common shares outstanding	32,391,777	31,687,841	32,343,737	30,943,779

ZIX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2005	2004
Operating activities:
Net loss	$(18,487,000)	$(20,814,000)
Non-cash items in net loss:
Depreciation and amortization	2,195,000	2,760,000
Amortization of debt financing costs, discount on notes payable and other	2,198,000	—
Employee stock compensation expense	243,000	1,075,000
Common stock issued in lieu of cash compensation	—	1,515,000
Common stock issued in lieu of cash interest payment	267,000	—
Amortization of unearned stock-based compensation	119,000	30,000
Recovery of investment in Maptuit Corporation	—	(70,000)
Customer deposit forfeiture	(960,000)	—
Gain on sale of product lines	(950,000)	—
Changes in operating assets and liabilities, excluding effects of acquisitions:
Accounts receivable	234,000	(176,000)
Other assets	682,000	147,000
Accounts payable	(542,000)	920,000
Deferred revenue	1,820,000	1,516,000
Customer deposits received	—	4,000,000
Accrued and other liabilities	(23,000)	(415,000)

Net cash used by operating activities	(13,204,000)	(9,512,000)

Investing activities:
Purchases of property and equipment	(1,010,000)	(1,909,000)
Purchases of marketable securities	—	(5,077,000)
Sales and maturities of marketable securities	16,000,000	6,964,000
Purchase of restricted cash investment	(38,000)	—
Proceeds from sale of product lines	2,340,000	—
Cash received from Maptuit Corporation	—	70,000

Net cash provided by investing activities	17,292,000	48,000

Financing activities:
Proceeds from exercise of stock options	3,000	15,338,000
Proceeds from exercise of warrants	—	5,338,000
Payment of short term note payable	(165,000)	—
Payment of capital lease	(87,000)	—
Proceeds from promissory note payable	—	3,000,000
Other	(22,000)	—

Net cash (used) provided by financing activities	(271,000)	23,676,000

Increase in cash and cash equivalents	3,817,000	14,212,000
Cash and cash equivalents, beginning of period	3,856,000	6,599,000

Cash and cash equivalents, end of period	$7,673,000	$20,811,000

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